EXHIBIT 99.1

May 21, 2009

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Declares a 9% Increase in Second Quarter Common Stock Dividends

LOUISVILLE, KY — Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank, today announced a 9% increase in the Company’s second quarter cash dividends. The cash dividend of $0.132 per share of Class A Common Stock and $0.12 per share on Class B Common Stock will be payable July 17, 2009 to shareholders of record as of June 19, 2009.

“This dividend increase demonstrates the board’s confidence in the Company’s long-term growth opportunities and financial strength following our record performance in the first quarter of 2009. This represents the 8th consecutive annual increase in our quarterly cash dividend payment, as well as the 56th consecutive quarterly period that we have paid a cash dividend. Our customers and stockholders can continue to take comfort in knowing that ‘we were here for you yesterday, we are here for you today, and we will be here for you tomorrow,’”™ commented Steve Trager, President and CEO for Republic.

Republic Bancorp, Inc. (Republic) has 45 banking centers and is the parent company of: Republic Bank & Trust Company with 36 banking centers in 14 Kentucky communities - Bowling Green, Covington, Crestwood, Elizabethtown, Florence, Fort Wright, Frankfort, Georgetown, Independence Lexington, Louisville, Owensboro, Shelbyville and Shepherdsville and three banking centers in southern Indiana: Floyds Knobs, Jeffersonville and New Albany. Republic Bank has banking centers in Hudson, Palm Harbor, Port Richey, New Port Richey and Temple Terrace, Florida as well as Cincinnati, Ohio. Republic operates Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic offers internet banking at www.republicbank.com. Republic has $3.3 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.